                                                                       EXHIBIT 2

ADDITIONAL PURCHASE OBLIGATION AGREEMENT, dated as of July 4, 2000, between Tower Semiconductor Ltd., an Israeli corporation ("T"), and SanDisk Corporation, a Delaware corporation ("S").

     WHEREAS, T and S are parties to that certain Share Purchase Agreement dated July 4, 2000, relating to the sale by T to S of 866,551 of T's Ordinary Shares (the "Share Purchase Agreement") and parties to that certain Foundry Agreement dated July 4, 2000, relating to the production of certain silicon wafers by T for delivery to S; and

     WHEREAS, as a condition to the closing of the sale of certain of T's shares under the Share Purchase Agreement and the effectiveness of the Foundry Agreement, T and S have each agreed to enter into this Agreement providing for the issuance and delivery of conditional additional purchase obligations for the purchase by S of Ordinary Shares of T, subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and for the purpose of defining the terms and provisions of the Additional Purchase Obligations and the respective rights and obligations thereunder of T and S, T and S hereby agree as follows:

1.   Definitions
     -----------

   1.1.   Certain Definitions. As used in this Agreement, terms not defined
          -------------------
          herein shall have the meaning ascribed to them in the Share Purchase Agreement and the following terms shall have the following respective meanings:

          "A Additional Purchase Obligation Certificates" shall have the meaning ascribed to it in Section 2.2.

          "A Additional Purchase Obligations" shall have the meaning ascribed to it in Section 2.1.

          "Additional Purchase Obligation Certificates" shall have the meaning ascribed to it in Section 2.2.

          "Additional Purchase Obligations" shall have the meaning ascribed to it in Section 2.1.

          "B Additional Purchase Obligation Certificates" shall have the meaning ascribed to it in Section 2.2.

          "B Additional Purchase Obligations" - shall have the meaning ascribed to it in Section 2.1.

          "Equity Securities" means (a) Ordinary Shares and securities convertible into, or exercisable or exchangeable for, Ordinary Shares or rights or options to acquire Ordinary Shares or such other securities, and (b) shares of any other class or series of capital shares and securities convertible into, or exercisable or exchangeable for,
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                                     -2-

          shares of such other class or series and rights or options to acquire shares of such other class or series or such other securities, in each case, excluding the Additional Purchase Obligations.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exercise Price" means the purchase price per Ordinary Share to be paid upon the exercise of each Additional Purchase Obligation in accordance with the terms hereof, which price shall initially be $30 per share, as each may be adjusted from time to time pursuant to
          Section 4 hereof.

          "Expiration Date" means the fifth anniversary of the date of this Agreement subject to earlier termination of one or more of the Additional Purchase Obligations pursuant to Section 5.1.

          "Exercise Notice" - shall have the meaning ascribed to in Section
          2.1.3.

          "Grace Period" - shall have the meaning ascribed to it in Section 5.1.

          "Mandatory Exercise Event" shall have the meaning ascribed to it in
          Section 5.1.

          "Missed Exercise" - shall have the meaning ascribed to it in Section 5.1.

          "Nasdaq" means the Nasdaq National Market.

          "B Additional Purchase Obligation Certificates" shall have the meaning ascribed to it in Section 2.2.

          "B Additional Purchase Obligations" - shall have the meaning ascribed to it in Section 2.1.

          "Ordinary Shares" means the ordinary shares, par value NIS1.00 per share of T and any other capital shares of T into which such ordinary shares may be converted or reclassified or that may be issued in respect of, in exchange for, or in substitution of, such ordinary shares by reason of any share splits, shares dividends, distributions, mergers, consolidations or other like events.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Share Purchase Agreement" - as defined in the recitals to this Agreement.

          "T" means T, an Israeli corporation, and its successors and assigns.

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                                     -3-

          "Underlying Ordinary Shares" means the Ordinary Shares issuable or issued upon the exercise of the Additional Purchase Obligations.


2.   Original Issue of Additional Purchase Obligations
     -------------------------------------------------

   2.1.   The Additional Purchase Obligations.
          -----------------------------------

       2.1.1.  A Additional Purchase Obligations. On the basis of the
               ---------------------------------
               representations, warranties and agreements contained in this Agreement, but subject to the terms and conditions hereof, concurrently with the execution of this Agreement, T shall issue and deliver to S warrants mandatorily exercisable under Section
               5.1 hereof for the purchase of up to an aggregate of 1,833,450 Ordinary Shares of T by S subject to adjustment as set forth herein (the "A Additional Purchase Obligations").

       2.1.2.  B Additional Purchase Obligations. On the basis of the
               ---------------------------------
               representations, warranties and agreements contained in this Agreement, but subject to the terms and conditions hereof, concurrently with the execution of this Agreement, T shall issue and deliver to S Additional Purchase Obligations for the purchase of up to an aggregate of 2,700,000 Ordinary Shares of T by S subject to adjustment as set forth herein. Pursuant to the election of S to exercise the B Additional Purchase Obligations as provided in Section 2.1.3 below, the B Additional Purchase Obligations shall become mandatorily exercisable under Section
               5.1 hereof (the "B Additional Purchase Obligations" and together with the A Additional Purchase Obligations, the "Additional Purchase Obligations").

       2.1.3.  B Additional Purchase Obligations Exercise Notice. In the event
               -------------------------------------------------
               that S elects to exercise the B Additional Purchase Obligations, S is required to deliver to T, no later than October 1, 2001(the "Exercise Date") , a written notice (the "Exercise Notice") of its election to exercise the B Additional Purchase Obligations under Section 5.1 hereof. The Exercise Notice shall be accompanied by a payment for such number of B Additional Purchase Obligations as shall have been exercised in the A Additional Purchase Obligation series through the Exercise Date. For instance, if by the Exercise Date the A-1, A-2 and A-3 Additional Purchase Obligations shall have been exercised, on the Exercise Date S shall make a payment for the B-1, B-2 and B-3 Additional Purchase Obligations. For the avoidance of all doubt, the B Additional Purchase Obligations shall not become exercisable until the delivery of the Election Notice

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                                     -4-

               and failure to deliver the Election Notice to T within the above date shall cause the B Additional Purchase Obligations to terminate and become void.

     2.2.  Form of Additional Purchase Obligation Certificates. The A Additional
           ---------------------------------------------------
           Purchase Obligations shall be designated in five series (Series A1 -
           A5), each evidenced by an Additional Purchase Obligation certificate in the form of Exhibits A1 - A5 attached hereto (the "A Additional
                          ----------------
           Purchase Obligation Certificates"). The B Additional Purchase Obligations shall be designated in five series (Series B1 - B5), each evidenced by an Additional Purchase Obligation certificate in the form of Exhibits B1 - B5 attached hereto (the "B Additional Purchase
                   ----------------
           Obligation Certificates" and together with the A Additional Purchase Obligation Certificates, the "Additional Purchase Obligation Certificates"). Each A Additional Purchase Obligation series shall contain Additional Purchase Obligations to purchase up to an aggregate of 366,690 Ordinary Shares of T. Each B1- to B-5 Additional Purchase Obligation series shall contain Additional Purchase Obligations to purchase 540,000 Ordinary Shares of T. Each Additional Purchase Obligation Certificate shall be dated the date hereof and shall bear the legend set forth in Exhibit C, together with such other legends and endorsements thereon as may be required to comply with any law or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange on which the Ordinary Shares may be listed, or to conform to customary usage.

3.   Exercise Price; Exercise of Additional Purchase Obligations Generally
     ---------------------------------------------------------------------

     3.1.  Payment of Exercise Price. Each Additional Purchase Obligation
           -------------------------
           Certificate shall entitle the holder thereof, subject to the provisions thereof and of this Agreement, to receive up to the number of Ordinary Shares stated therein, subject to adjustment as herein provided, upon payment of the Exercise Price for each of such shares. The Exercise Price shall be payable by wire transfer of immediately available funds to T in accordance with written wiring instructions provided by T, or by such other means as may be mutually agreed by the parties.

     3.2.  Exercise Periods of A and B Additional Purchase Obligations
           -----------------------------------------------------------

         3.2.1.     Exercise Period of A Additional Purchase Obligations.
                    ----------------------------------------------------
                    Subject to the terms and conditions set forth herein, the A Additional Purchase Obligations shall be exercisable at any time on or after the Closing Date under the Share Purchase Agreement and on or prior to the Expiration Date.

         3.2.2.     Exercise Period of B Additional Purchase Obligations.
                    ----------------------------------------------------
                    Subject to the terms and conditions set forth herein, the B Additional Purchase Obligations shall be exercisable at any

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                                     -5-

                    time after the delivery of the Exercise Notice, pursuant to
                    Section 2.1.3, and on or prior to the Expiration Date.

     3.3.  Expiration of Additional Purchase Obligations. The Additional
           ---------------------------------------------
           Purchase Obligations shall terminate and become void as of the close of business on the Expiration Date.

     3.4.  Exercise Generally. Subject to Section 5, in order to exercise an
           ------------------
           Additional Purchase Obligation, S must surrender the Additional Purchase Obligation Certificate evidencing such Additional Purchase Obligation to T, with one of the forms on the reverse of or attached to the Additional Purchase Obligation Certificate duly executed. Subject to the terms of Section 5, each Additional Purchase Obligation may be exercised in whole or in part, provided that no Additional Purchase Obligation may be exercised for the purchase of less than an aggregate of 100,000 Ordinary Shares. If fewer than all of the Additional Purchase Obligations represented by an Additional Purchase Obligation Certificate are surrendered, such Additional Purchase Obligation Certificate shall be surrendered and a new Additional Purchase Obligation Certificate substantially in the form of the Additional Purchase Obligation Certificate surrendered for partial exercise thereof providing for purchase by S of the number of Ordinary Shares that were not exercised shall be executed by T and issued to S.

           Upon surrender of an Additional Purchase Obligation Certificate and payment of the Exercise Price in conformity with the foregoing provisions, T shall promptly issue to S appropriate evidence of ownership of the Ordinary Shares or other securities or property to which S is entitled, including share certificates in the name of S and evidence of such Ordinary Shares having been registered in the share register of T in the name of S. Such Shares shall bear the same legend as set forth in Section 4.3.2 of the Share Purchase Agreement.

4.     Adjustments
       -----------

     4.1.  Adjustment of Exercise Price and Number of Shares of Ordinary Shares
           --------------------------------------------------------------------

           The (a) number and kind of shares purchasable upon the exercise of Additional Purchase Obligations and (b) Exercise Price shall both be subject to adjustment from time to time as follows:

        4.1.1.   Stock Dividends, Share-Splits, Combinations, etc. In case T
                 ------------------------------------------------
                 shall hereafter (a) pay a stock dividend or make a distribution (whether in Ordinary Shares or capital shares of any other class on its Ordinary Shares), (b) subdivide its outstanding Ordinary Shares, (c) combine its outstanding Ordinary Shares into a smaller number of shares, or (d) issue by reclassification of its Ordinary Shares any capital shares of T, the Exercise Price in effect immediately prior

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                                     -6-

                 to such action (after giving effect to all other adjustements under this Section 4) shall be adjusted so that, in relation to any Additional Purchase Obligation thereafter exercised, S shall be entitled to receive the number of Ordinary Shares or of other capital shares which S would have owned immediately following such action had such Additional Purchase Obligation been exercised immediately prior thereto. An adjustment made pursuant to this paragraph shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

         4.1.2.  Reclassification, Combination, Mergers, etc. In case of any
                 -------------------------------------------
                 reclassification or change of outstanding Ordinary Shares issuable upon exercise of the Additional Purchase Obligations (other than (i) as set forth in paragraph 4.1.1 above, and (ii) a change in par value, or from par value to no par value, or from no par value to par value or (iii) as a result of a subdivision or combination), or in case of any consolidation or merger of T with or into another corporation (other than a merger in which T is the continuing corporation and which does not result in any reclassification or change of the then outstanding Ordinary Shares or other capital shares issuable upon exercise of the Additional Purchase Obligations (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination), or in case of any sale or conveyance to another corporation of the property of T as an entirety or substantially as an entirety, then, as a condition of such reclassification, change, consolidation, merger, sale or conveyance, T or such a successor or purchasing corporation, as the case may be, shall forthwith make lawful and adequate provision whereby S shall have the right thereafter to receive on exercise of such Additional Purchase Obligation the kind and amount of shares and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of Ordinary Shares issuable upon exercise of such Additional Purchase Obligation immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such provisions shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The above provisions of this paragraph 4.1.2 shall similarly apply to successive reclassification and changes of Ordinary Shares and to successive consolidations, mergers, sales or conveyances.

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                                     -7-

         4.1.3.  Deferral of Certain Adjustments. No adjustment to the Exercise
                 -------------------------------
                 Price (including the related adjustment to the number of Ordinary Shares purchasable upon the exercise of each Additional Purchase Obligation) shall be required hereunder unless such adjustment, together with other adjustments carried forward as provided below, would result in an increase or decrease of at least one percent of the Exercise Price, provided, however, that any adjustments which by reason of this
                 --------  -------
                 paragraph 4.1.3 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for a change in the par value of the Ordinary Shares.

         4.1.4.  Other Adjustments. In the event that at any time, as a result
                 -----------------
                 of an adjustment made pursuant to this Section 4, S shall become entitled to receive any securities of T other than Ordinary Shares thereafter the number of such other securities so receivable upon exercise of the Additional Purchase Obligations and the Exercise Price applicable to such exercise shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Ordinary Shares contained in this Section 4.

     4.2.   Notice of Adjustment. Whenever the number of Ordinary Shares or
            --------------------
            other Equity Securities or property issuable upon the exercise of each Additional Purchase Obligation or the Exercise Price is adjusted, as herein provided, T shall promptly mail by first class mail, postage prepaid, to S notice of such adjustment or adjustments and shall deliver to S a certificate of T's chief financial officer setting forth the number of Ordinary Shares or other Equity Securities or property issuable upon the exercise of each Additional Purchase Obligation or the Exercise Price after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

     4.3.   Statement on Additional Purchase Obligations. Irrespective of any
            --------------------------------------------
            adjustment in the number or kind of shares issuable upon the exercise of the Additional Purchase Obligations or the Exercise Price, Additional Purchase Obligations theretofore or thereafter issued may continue to express the same number and kind of shares as are stated in the Additional Purchase Obligations initially issuable pursuant to this Agreement.

     4.4.   Fractional Interest. T shall not be required to issue fractional
            -------------------
            Ordinary Shares upon the exercise of Additional Purchase Obligations. If more than one Additional Purchase Obligation shall be presented for exercise in full at the same time, the number of full Ordinary Shares which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of Ordinary Shares acquirable on exercise of the Additional Purchase Obligations so

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                                     -8-

            presented. If any fraction of an Ordinary Share would, except for the provisions of this section, be issuable on the exercise of any Additional Purchase Obligation (or specified portion thereof), T shall pay an amount in cash calculated by it to equal to the then current market value per share multiplied by such fraction computed to nearest whole cent. S, by its acceptance of the Additional Purchase Obligation Certificates, expressly waive any and all rights to receive any fraction of an Ordinary Share or a share certificate representing a fraction of an Ordinary Share.

5.    Mandatory Exercise
      ------------------

    5.1.   Mandatory Exercise Events; Termination of Obligation. Subject to the
           ----------------------------------------------------
           terms and conditions contained herein, S shall be obligated to exercise each Additional Purchase Obligation within thirty days of the following events (each a "Mandatory Exercise Event"):

       5.1.1. In respect of the Series A-1 Additional Purchase Obligation (and the B-1 Additional Purchase Obligation if an Exercise Notice was delivered prior to the date the Series A-1 Additional Purchase Obligation is mandatorily exercisable), upon receipt of written notice from T signed by the two Co-CEOs (or by the CEO, in the event that at the relevant time the Company shall employ only one CEO) and the Chairman of the Board of T certifying that the Board of Directors of T has authorized commencement of construction of Fab 2 at the site set forth in the Business Plan, which approval shall not occur prior to obtaining all regulatory approvals necessary for the construction start as described in the Business Plan, provided that such event must occur no later than one month after the Closing under the Share Purchase Agreement;

       5.1.2. In respect of the Series A-2 Additional Purchase Obligation and the Series B-2 Additional Purchase Obligation (if an Exercise Notice was delivered prior to the date the Series A-2 Additional Purchase Obligation is mandatorily exercisable), upon receipt of written notice from T signed by the two Co-CEOs or the CEO, as the case may be, and the Chairman of the Board of T certifying the commencement of construction of the shell of the Fab 2 building in accordance with the Business Plan provided that such event must occur no later than three months after the Closing under the Share Purchase Agreement;

       5.1.3. In respect of the Series A-3 Additional Purchase Obligation and the Series B-3 Additional Purchase Obligation (if an Exercise Notice was delivered prior to the date the Series A-3 Additional Purchase Obligation is mandatorily exercisable), upon receipt of written notice from T signed by the two Co-CEOs or the CEO, as the case

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                                     -9-

                           may be, and the Chairman of the Board of T certifying the completion of the construction of the first phase of the cleanroom of Fab 2 in accordance with the Business Plan provided that such event must occur no later than 12 months after the Closing under the Share Purchase Agreement;

               5.1.4. In respect of the Series A-4 Additional Purchase Obligation and the Series B-4 Additional Purchase Obligation (if an Exercise Notice was delivered prior to the date the Series A-4 Additional Purchase Obligation is mandatorily exercisable), upon receipt of written notice from T signed by the two Co-CEOs or the CEO, as the case may be, and the Chairman of the Board of T certifying the completion of successful pilot production in Fab 2 in accordance with the Business Plan provided that such event must occur no later than 18 months after the Closing under the Share Purchase Agreement; and

               5.1.5. In respect of the Series A-5 Additional Purchase Obligation and the Series B-5 Additional Purchase Obligation (if an Exercise Notice was delivered prior to the date the Series A-5 Additional Purchase Obligation is mandatorily exercisable), upon receipt of written notice from T signed by the two Co-CEOs or the CEO, as the case may be, and the Chairman of the Board of T certifying that Fab 2 has successfully produced wafers at the rate of 5,000 per month for two full consecutive months in accordance with the Business Plan provided that such event must occur no later than 22 months after the Closing under the Share Purchase Agreement.

                    Each of the Mandatory Exercise Events shall be deemed to have occurred if the Mandatory Exercise Event occurs within seven and one-half months from its original exercise date set forth above (such seven and one-half month period, a "Grace Period"). In the event that one of the Mandatory Exercise Events does not occur by the last date set forth in the relevant clause of clauses 5.1.1 - 5.1.5, including during the corresponding Grace Period (a "Missed Exercise"), then, if the subsequent Mandatory Exercise Event does not occur by no later than the end of its corresponding Grace Period, S shall not be obligated to effect the Missed Exercise and any subsequent series of Additional Purchase Obligations and the Additional Purchase Obligation relating to the Missed Exercise, to the extent such Additional Purchase Obligations are unexercised, shall automatically expire. However, if such subsequent Mandatory Exercise Event does occur within the applicable Grace Period, then S shall be obligated to exercise the Additional Purchase Obligation related to that subsequent Mandatory Exercise Event and shall be required to either effect the Missed Exercise within thirty days of the occurrence of the relevant

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                                     -10-

                    subsequent Mandatory Exercise Event or the Additional Purchase Obligation relating to the Missed Exercise shall expire.

                    In addition, and without limiting any other remedies available to T, in the event that S fails to exercise an Additional Purchase Obligation in connection with a Mandatory Exercise Event which it is obligated to effect pursuant to this Section 5, any Additional Purchase Obligations unexercised at such time shall automatically expire

          5.2.      Percentage Ownership Delay. Notwithstanding the provisions
                    --------------------------
                    of Section 5.1, S may delay the exercise of any Additional Purchase Obligation if any such exercise would result in S owning more than 19.9% of the outstanding share capital of T.

          5.3.      Other Conditions to Mandatory Exercise. In addition to the
                    ---------------------------------------
                    conditions to Mandatory Exercise contained in Section 5.1, S's obligation to effect a Mandatory Exercise shall be subject to satisfaction of the following conditions (any of which may be waived by S, in whole or in part, in S's discretion) in relation to each Mandatory Exercise:

               5.3.1.      Accuracy of Representations. All of T's
                           ----------------------------
                           representations and warranties in Section 6.1(i) of this Agreement must have been accurate in all material respects (except that such representations and warranties specifically qualified by materiality shall be read for purposes of this Section so as not to require an additional degree of materiality) as of the date of this Agreement, and must be accurate in all material respects as of the date of the relevant Mandatory Exercise, after giving effect, with respect to the representations made in Section 3.1 and 3.3 of the Share Purchase Agreement, to the issuance of Ordinary Shares contemplated by the Business Plan and Additional Financing Plan and without giving effect to any supplement to the Schedules other than supplements disclosing events and facts not existing at the time of the Closing and arising in the Ordinary Course of Business.

               5.3.2.      Additional Financings. T shall have raised all the
                           ---------------------
                           funds under the Additional Financings required thereunder to have been raised or obtained either prior to or simultaneously with the date of the relevant Mandatory Exercise as described in the Additional Financing Plan (each, a "Target Date"), including those funds required to have been raised by the relevant Target Date under (i) the debt or equity financing described in Section 10 of the Business Plan and (ii) under the grant from the Investment Center, in each case on terms and conditions which do not significantly deviate from the terms and conditions agreed upon in accordance with Section 5.6 of the Share Purchase Agreement, provided, however, that this condition shall be

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                                     -11-

                           deemed to have been not satisfied only if the failure to raise such funds causes a material change in the timetable or cost of the Fab 2 project in relation to the Business Plan as determined by S. Notwithstanding the foregoing, the conditions set forth in this
                           Section 5.2.2 shall be deemed to have been met if the funds which were not raised as of the relevant Target Date are raised within 90 days of such Target Date on terms and conditions substantially similar to the terms and conditions upon which such funds were supposed to have been raised in accordance with
                           Section 5.6 of the of the Share Purchase Agreement.

               5.3.3.      Transaction Documents; Ancillary Agreements. Each of
                           -------------------------------------------
                           the Transaction Documents and the Toshiba Agreement shall be in full force and effect and shall not have been materially breached by any party thereto.

               5.3.4.      Certificates. In addition to the documents T is
                           ------------
                           obligated to deliver to S under this Section 5, T shall furnish S with such other documents as T may reasonably request for the purpose of (i) evidencing the performance by T of, or the compliance by T with, any covenant or obligation required to be performed or complied with by T in relation to the relevant Mandatory Exercise and (ii) evidencing the satisfaction of any condition referred to in this
                           Section 5.

               5.3.5.      No Proceedings. Since the date of this Agreement,
                           --------------
                           there must not have been commenced by a third party against S or T, or against any Person affiliated with S or T, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

               5.3.6.      Bankruptcy-Related Events. None of the following
                           -------------------------
                           events shall have occurred for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary, or come about or be effected by operation of law, or pursuant to or in compliance with any judgement, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                    5.3.6.1. T shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency statute; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking

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                                     -12-

                                   reorganization or arrangement or similar relief under applicable bankruptcy laws; or

                    5.3.6.2. A court of competent jurisdiction shall have entered an order, judgement or decree appointing a custodian, receiver, trustee, liquidator or conservator of T or of the whole or any substantial part of its properties, or approve a petition filed against T seeking reorganization or arrangement or similar relief under applicable bankruptcy, or if, under the provisions of any law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of T or of the whole or any substantial part of its properties, or if there was commenced against T any proceeding or petition seeking reorganization or arrangement or similar relief under applicable bankruptcy laws, or if T shall have taken any action to indicate its consent to or approval of any such proceeding or petition, and any one of which proceedings shall not have been vacated or abandoned within 30 days.

                    5.3.6.3. A default shall have occurred in any agreement or instrument under or pursuant to which any material indebtedness of T shall have been issued, created, assumed, guaranteed or secured, and such default shall continue for more than the period of grace, if any, therein specified, or if such default shall permit the holder of such indebtedness to accelerate the maturity thereof, provided, however, that the condition contained in this
                                   Section 5.3.6.3 shall not be deemed to have been satisfied in the event that a default in any agreement or instrument under which any indebtedness of T has been issued could give rise to a cross default provision in in any agreement or instrument under or pursuant to which any material indebtedness of T shall have been issued, created, assumed, guaranteed or secured, or if the cumulative effect of any or all such defaults could be material to the Company.

6.       Representations and Warranties
         ------------------------------

     6.1.      Representations and Warranties of T. (i) T hereby makes in favor
               -----------------------------------
               of S, as of the date hereof and as of the date of each exercise of each Additional Purchase Obligation, each of the representations and warranties made by the Company in Sections 3.1, 3.2, 3.3, 3.14.1(i), the first two sentences of 3.14.2 and clause (ii) of the first paragraph of 3.15 of the Share Purchase Agreement, provided that references to

               "this Agreement" shall refer both to this Agreement and the Share Purchase Agreement; references, directly or indirectly, to the Escrow Agreement shall be ignored; references to "Shares" and the "Closing" shall be deemed to be references to the Ordinary Shares to be issued pursuant to the exercise of the Additional Purchase Obligation; and references to the "Closing Date" shall refer to the date that Ordinary Shares are actually issued and delivered to S pursuant to the relevant exercise of an Additional Purchase Obligation. Notwithstanding the foregoing, the representation contained in the first two sentences of Section 3.14.2 shall be read to relate to Fab 2. In the event that it is uncertain if a situation, event or fact that would otherwise be included in the scope of such representation relates to Fab 2, the matter shall be conclusively decided by the Project Committee.

     6.2.      Representations and Warranties of S. S hereby makes in favor
               -----------------------------------
               of T, as of the date hereof and as of the date of each exercise of an Additional Purchase Obligation, the representations and warranties made by S under Sections 4.1- 4.5 of the Share Purchase Agreement, provided that references to "this Agreement" shall refer both to this Agreement and the Share Purchase Agreement, references to Shares shall refer to the Additional Purchase Obligations and the Ordinary Shares issuable upon the exercise thereof and references, directly or indirectly, to the Escrow Agreement shall be ignored.

7.       Covenants
         ---------

     7.1.      Reservation of Shares. T will reserve for issuance such number of
               ---------------------
               Ordinary Shares as shall be sufficient for issuance and delivery thereof upon exercise of all outstanding Additional Purchase Obligations and will take any and all corporate action necessary to validly and legally issue fully paid and nonassessable Ordinary Shares.

     7.2.      Consents; Required Approvals. T and S will each, as promptly as
               ----------------------------
               practicable after the date of this Agreement, take all action required of each of them, respectively, to obtain as promptly as practicable all necessary Consents and agreements of, and to give all notices and make all other filings with, any third parties, including Governmental Bodies, necessary to authorize, approve or permit the consummation of the transactions contemplated hereby, the Contemplated Transactions and the transactions contemplated by the Ancillary Agreements. Between the date of this Agreement and the date of the last issuance of Ordinary Shares pursuant to an exercise of a Additional Purchase Obligation, T will cooperate with S with respect to all filings that S elects to make or is required by Legal Requirements to make in connection with the performance of this Agreement and the Additional Purchase Obligations and S will likewise cooperate with T.

     7.3.      Operation of T's Business. Between the date of this Agreement and
               -------------------------
               the date of the last issuance of Ordinary Shares pursuant to a

               Mandatory Exercise, T will not (i) take or agree or commit to take any action that would make any representation or warranty of T hereunder inaccurate in any respect at, or as of any time prior to, the date of the last issuance of Ordinary Shares pursuant to a Mandatory Exercise or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

8.       Miscellaneous
         -------------

     8.1.      Payment of Taxes. T will pay all taxes and other governmental
               ----------------
               charges (other than on the net income of S) that may be imposed or deliverable upon exercise of Additional Purchase Obligations and issuance of Ordinary Shares with respect thereto. T will not be required, however, to pay any tax or other charges which may be payable in respect of any transfer involved in the issue of any certificate for Ordinary Shares or other securities underlying the Additional Purchase Obligations or payment of cash or other property to any person other than the holder of an Additional Purchase Obligation Certificate surrendered upon the exercise thereof.

     8.2.      Mutilated, Destroyed, Lost and Stolen Additional Purchase
               ---------------------------------------------------------
               Obligation Certificates. If (a) any mutilated Additional Purchase
               -----------------------
               Obligation Certificate is surrendered to T or (b) T receives evidence to its satisfaction of the destruction, loss or theft of any Additional Purchase Obligation Certificate, then, T shall execute and deliver, in exchange for any such mutilated Additional Purchase Obligation Certificate or in lieu of any such destroyed, lost or stolen Additional Purchase Obligation Certificate, a new Additional Purchase Obligation Certificate of like tenor and for a like aggregate number of Additional Purchase Obligations.

               Upon the issuance of any new Additional Purchase Obligation Certificate under this Section 8.2, T may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and other expenses in connection therewith and an appropriate indemnity with respect to losses related thereto.

               Every new Additional Purchase Obligation Certificate executed and delivered pursuant to this Section 8.2 in lieu of any destroyed, lost or stolen Additional Purchase Obligation Certificate shall constitute an original contractual obligation of T, whether or not the destroyed, lost or stolen Additional Purchase Obligation Certificate shall be at any time enforceable by anyone, and shall be entitled to the benefits of this Agreement equally and proportionately with any and all other Additional Purchase Obligation Certificates duly executed and delivered hereunder.

               The provisions of this Section 8.2 are exclusive and shall prelude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, destroyed, lost or stolen Additional Purchase Obligation Certificates.

     8.3.      Miscellaneous Rights. The rights of S upon the occurrence of the
               --------------------
               events set forth in this Agreement are cumulative. If more than one such event shall occur and the periods following the occurrence of such events and prior to the closing of the transactions that are the subject of such events overlap, S may exercise such rights arising therefrom as S may elect without any condition imposed upon such exercise not contained in this Agreement.

     8.4.      Notices. Any notice, demand or delivery authorized by this
               -------
               Agreement shall be sufficiently given or made when mailed if sent by first-class mail, postage prepaid, addressed to the parties as follows:

               T:
               Attention:          Co-Chief Executive Officer
                                   P.O. Box 619
                                   Migdal Haemek 23105 Israel
               Facsimile No.:      972-6-654-7788

               with a copy to:     Yigal Arnon & Co.
                                   3 Daniel Frisch Street
                                   Tel Aviv, Israel
               Attention:          David H. Schapiro, Adv.
               Facsimile No.:      972-3-608-7714

               S:
               Attention:          President and CEO
                                   SanDisk Corporation
                                   140 Caspian Court
                                   Sunnyvale, California 94089
               Facsimile No.:      (408) 542-0600

               with a copy to:     SanDisk Corporation
                                   140 Caspian Court
                                   Sunnyvale, California 94089
               Attention:          Vice President and General Counsel

                         Facsimile No.: (408) 548-0385 or such other address as shall have been furnished to the party giving or making such notice, demand or delivery.

     8.5.      Assignments, Successors, and no Third-Party Rights. Neither party
               --------------------------------------------------
               may assign any of its rights under this Agreement without the prior consent of the other parties, except that S may assign any of its rights under this Agreement to any wholly owned Subsidiary of S or to any Subsidiary which is wholly owned other than a nominal interest, so long as such ownership shall be maintained. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     8.6.      Counterparts. This Agreement may be executed in any number of
               ------------
               counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

     8.7.      Entire Agreement and Modification. This Agreement supersedes all
               ---------------------------------
               prior agreements between the parties with respect to its subject matter (including the term sheet between S and T dated March 15, 2000 and all drafts hereof and thereof) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     8.8.      Termination. This Agreement (other than T's obligations with
               -----------
               respect to Additional Purchase Obligations previously exercised) and the indemnification provisions relating hereto appearing in Sections 10 of the Share Purchase Agreement, shall terminate and be of no further force and effect on the Expiration Date.

     8.9.      Applicable Law. This Agreement and each Additional Purchase
               --------------
               Obligation issued hereunder and all rights arising hereunder shall be governed by the law of the State of California, without giving effect to the conflict of laws provisions thereof.

     8.10.     Headings. The descriptive headings of the several Sections of
               --------
               this Agreement are inserted for convenience and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                      Tower Semiconductor Ltd.

                                      By:  /s/ Yoav Nissan Cohen
                                           -----------------------------------
                                           Name:  Yoav Nissan Cohen
                                           Title: Co-Chief Executive Officer

                                      SanDisk Corporation

                                      By:  /s/ Eli Harari
                                           -----------------------------------
                                           Name:  Eli Harari
                                           Title: Chief Executive Officer